EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales, Operating Income and Net Income for the Six Months Ended April 30, 2013; Full Year Sales and Net Income Growth Estimates Raised

2nd Quarter and Six-Month Net Income up 24% and 14% on Net Sales Increases of 10% and 6% and Operating Income Increases of 19% and 6%

HOLLYWOOD, Fla. and MIAMI, May 22, 2013 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 24% to $23.7 million, or 44 cents per diluted share, for the second quarter of fiscal 2013, up from $19.0 million, or 36 cents per diluted share, for the second quarter of fiscal 2012.  For the first six months of fiscal 2013, net income increased 14% to a record $43.7 million, or $.82 per diluted share, up from $38.2 million, or $.72 per diluted share, for the first six months of fiscal 2012.

Operating income increased 19% to $44.7 million in the second quarter of fiscal 2013, up from $37.6 million in the second quarter of fiscal 2012.  For the first six months of fiscal 2013, operating income increased 6% to a record $79.6 million, up from $75.2 million for the first six months of fiscal 2012.

The Company's consolidated operating margin improved to 18.8% in the second quarter of fiscal 2013, up from 17.4% in the second quarter of fiscal 2012.  The Company's consolidated operating margin was 17.5% for both the first six months of fiscal 2013 and 2012.

Net sales increased 10% to $237.7 million in the second quarter of fiscal 2013, up from $216.3 million in the second quarter of fiscal 2012.  For the first six months of fiscal 2013, net sales increased 6% to a record $454.2 million, up from $429.0 million for the first six months of fiscal 2012.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's second quarter results stating, "Our second quarter fiscal 2013 results exceeded expectations and contributed to record six month net sales, operating income and net income.  These record results were driven by strong second quarter organic growth in both our Flight Support and Electronic Technologies segments.  Additionally, we are extremely excited about our acquisition of Reinhold Industries, which we expect to complete within the next 10 to 30 days.  As previously reported, we anticipate Reinhold Industries to be accretive to HEICO's earnings within the first 12 months.

Cash flow provided by operating activities was $44.5 million for the first six months of fiscal 2013 as compared to $45.3 million for the first six months of fiscal 2012.  We continue to expect strong cash flow provided by operating activities totaling approximately $140 million for fiscal 2013.

Our net debt to shareholders' equity ratio was 32.1% as of April 30, 2013, with net debt (total debt less cash and cash equivalents) of $211.7 million principally incurred to fund certain fiscal 2012 acquisitions and the payment of a one-time special and extraordinary cash dividend totaling $116.6 million in December 2012.  We have no significant debt maturities until fiscal 2018.  We plan to fund the Reinhold Industries acquisition through our existing credit facility.  Subsequent to the acquisition, even after paying a special dividend in December 2012, we expect our trailing twelve month leverage ratio (EBITDA to debt ratio) to initially be less than 1.75x and decrease to less than 1.0x by the end of fiscal 2014 (excluding the impact of any additional acquisitions during this period).  Our financial flexibility will continue to allow us to aggressively pursue high quality acquisition opportunities.

Consistent with previous guidance, we remain confident in the outlook for the commercial airline industry and expect increases in airline capacity and maintenance spending to yield moderate organic growth within the Flight Support Group for the remainder of fiscal 2013.  Uncertainty surrounding the impact of governmental budget reductions has continued to soften the market for certain defense products and remained a contributing factor to the decline in sales for certain defense products within the Electronic Technologies Group during the first six months of fiscal 2013.  Despite these market conditions, we continue to anticipate that healthy demand for non-defense products will drive moderate organic growth within the Electronic Technologies Group for the remainder of fiscal 2013.

Based on current economic visibility, we are increasing our estimates for fiscal 2013 year-over-year growth in net sales to 8% - 10% and growth in net income to 11% - 13%, up from our prior growth estimates of 6% - 8% in net sales and 9% - 11% in net income.  Approximately 60% of the aforementioned sales growth is expected to be organic.  For fiscal 2013, we anticipate capital expenditures to approximate $20 million and depreciation and amortization expense to approximate $38 million.  Additionally, we continue to estimate consolidated operating margins to approximate 18% for fiscal 2013.  These estimates include the impact of the Reinhold Industries acquisition, but exclude any other potential acquisition opportunities during the remainder of fiscal 2013.  HEICO remains committed to acquiring profitable businesses at fair prices, and we are actively pursuing opportunities within both our segments."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "Our records in net sales and operating income for the second quarter of fiscal 2013 were driven by organic growth and the successful integration of our fiscal 2012 acquisitions.

The Flight Support Group's net sales increased 10% to a record $155.2 million for the second quarter of fiscal 2013 as compared to $141.0 million for the second quarter of fiscal 2012.  The increase reflects organic growth of approximately 7% as well as additional net sales of $3.9 million from fiscal 2012 acquisitions.  The organic growth principally reflects an increase in demand from improving market conditions resulting in net sales increases within our aftermarket replacement parts and repair and overhaul services product lines as well as within our specialty products lines.

The Flight Support Group's net sales for the first six months of fiscal 2013 increased 5% to a record $294.2 million, up from $279.9 million in the first six months of fiscal 2012.  The increase reflects additional net sales of $7.4 million from fiscal 2012 acquisitions as well as organic growth which averaged approximately 2% for the six-month period.  The organic growth principally reflects an increase in demand from improving market conditions resulting in net sales increases within our aftermarket replacement parts and repair and overhaul services product lines as well as within our specialty products lines.

The Flight Support Group's operating income for the second quarter of fiscal 2013 increased 14% to a record $30.3 million as compared to $26.6 million for the second quarter of fiscal 2012 and increased 5% to a record $54.5 million for the first six months of fiscal 2013, up from $52.1 million for the first six months of fiscal 2012.  The increase for the second quarter and first six months of fiscal 2013 mainly reflects the previously mentioned higher net sales.

The Flight Support Group's operating margin improved to 19.5% for the second quarter of fiscal 2013, up from 18.9% for the second quarter of fiscal 2012.  The increase principally reflects margin improvements from the higher net sales.

The Flight Support Group's operating margin for the first six months of fiscal 2013 was 18.5%, comparable to the 18.6% reported for the first six months of fiscal 2012."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "The Electronic Technologies Group reported another strong quarter, with year-over-year quarterly increases in net sales, operating income and operating margins driven mostly by strong organic growth.

The Electronic Technologies Group's net sales increased 10% to $83.9 million for the second quarter of fiscal 2013, up from $76.3 million for the second quarter of fiscal 2012.  The increase results from organic growth of approximately 9% as well as additional net sales of $.7 million from fiscal 2012 acquisitions.  The organic growth in the Electronic Technologies Group principally reflects an increase in demand for certain space products partially offset by a small decrease in demand for certain defense products.

The Electronic Technologies Group's net sales increased 8% to a record $162.8 million for the first six months of fiscal 2013, up from $150.7 million for the first six months of fiscal 2012.  The increase reflects organic growth, which averaged approximately 5% for the six-month period, as well as additional net sales of $4.9 million from fiscal 2012 acquisitions.  The organic growth in the Electronic Technologies Group principally reflects an increase in demand for certain space products partially offset by a small decrease in demand for certain defense products.

The Electronic Technologies Group's operating income for the second quarter of fiscal 2013 increased by 32% to $20.2 million, up from $15.3 million in the second quarter of fiscal 2012 and increased by 14% to a record $35.8 million for the first six months of fiscal 2013, up from $31.5 million for the first six months of fiscal 2012.  The increases in operating income for the second quarter and first six months of fiscal 2013 were driven mainly by the previously mentioned increases in net sales.

The Electronic Technologies Group's operating margin improved to 24.1% for the second quarter of fiscal 2013, up from 20.1% for the second quarter of fiscal 2012.  The increase is principally attributed to higher net sales and a more favorable product mix for certain of our space products partially offset by a combination of lower net sales and a less favorable product mix for certain of our defense products.

The Electronic Technologies Group's operating margin improved to 22.0% for the first six months of fiscal 2013, up from 20.9% for the first six months of fiscal 2012.  The increase is principally attributed to higher net sales and a more favorable product mix for certain of our space products partially offset by lower net sales and a less favorable product mix for certain of our defense products."

(NOTE: HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

There are currently approximately 31.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 21.4 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Thursday, May 23, 2013 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 64659501.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 64659501.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2013	2012
Net sales	$237,708	$216,314
Cost of sales	148,260	141,116
Selling, general and administrative expenses	44,760	37,597
Operating income	44,688	37,601
Interest expense	(803)	(654)
Other income	161	177
Income before income taxes and noncontrolling interests	44,046	37,124
Income tax expense	15,000	12,900
Net income from consolidated operations	29,046	24,224
Less: Net income attributable to noncontrolling interests	5,346	5,181
Net income attributable to HEICO	$23,700	$19,043

Net income per share attributable to HEICO shareholders:
Basic	$.45	$.36
Diluted	$.44	$.36

Weighted average number of common shares outstanding:
Basic	53,035	52,648
Diluted	53,498	53,296

	Three Months Ended April 30,
	2013	2012
Operating segment information:
Net sales:
Flight Support Group	$155,231	$141,026
Electronic Technologies Group	83,937	76,272
Intersegment sales	(1,460)	(984)
	$237,708	$216,314

Operating income:
Flight Support Group	$30,296	$26,634
Electronic Technologies Group	20,249	15,317
Other, primarily corporate	(5,857)	(4,350)
	$44,688	$37,601

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2013		2012
Net sales	$454,198		$428,969
Cost of sales	287,161		275,523
Selling, general and administrative expenses	87,410		78,213
Operating income	79,627		75,233
Interest expense	(1,443)		(1,264)
Other income	446		321
Income before income taxes and noncontrolling interests	78,630		74,290
Income tax expense	24,600		25,600
Net income from consolidated operations	54,030		48,690
Less: Net income attributable to noncontrolling interests	10,372		10,462
Net income attributable to HEICO	$43,658	(a)	$38,228

Net income per share attributable to HEICO shareholders:
Basic	$.82	(a)	$.73
Diluted	$.82	(a)	$.72

Weighted average number of common shares outstanding:
Basic	52,993		52,630
Diluted	53,468		53,290

	Six Months Ended April 30,
	2013		2012
Operating segment information:
Net sales:
Flight Support Group	$294,229		$279,893
Electronic Technologies Group	162,778		150,743
Intersegment sales	(2,809)		(1,667)
	$454,198		$428,969

Operating income:
Flight Support Group	$54,541		$52,141
Electronic Technologies Group	35,795		31,522
Other, primarily corporate	(10,709)		(8,430)
	$79,627		$75,233
HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) In January 2013, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended to cover a two year period from January 1, 2012 to December 31, 2013. As a result, an income tax credit for qualified research and development activities for the last ten months of fiscal 2012 was recognized by the Company in the first quarter of fiscal 2013. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $1.0 million, or $.02 per basic and diluted share, for the six months ended April 30, 2013.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2013	October 31, 2012
Cash and cash equivalents	$16,878	$21,451
Accounts receivable, net	126,856	122,214
Inventories, net	199,501	189,704
Prepaid expenses and other current assets	36,878	34,542
Total current assets	380,113	367,911
Property, plant and equipment, net	82,509	80,518
Goodwill	542,236	542,114
Intangible assets, net	145,658	154,324
Other assets	58,699	47,979
Total assets	$1,209,215	$1,192,846

Current maturities of long-term debt	$614	$626
Other current liabilities	117,810	130,888
Total current liabilities	118,424	131,514
Long-term debt, net of current maturities	227,932	131,194
Deferred income taxes	89,658	90,436
Other long-term liabilities	63,301	52,777
Total liabilities	499,315	405,921
Redeemable noncontrolling interests	51,218	67,166
Shareholders' equity	658,682	719,759
Total liabilities and equity	$1,209,215	$1,192,846

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2013	2012
Operating Activities:
Net income from consolidated operations	$54,030	$48,690
Depreciation and amortization	16,405	14,438
Tax benefit from stock option exercises	5,177	13,148
Excess tax benefit from stock option exercises	(5,112)	(12,095)
Stock option compensation expense	2,154	1,883
Decrease in value of contingent consideration	(1,203)	—
Issuance of common stock to HEICO Savings and Investment Plan	1,159	—
Deferred income tax benefit	(856)	(1,057)
(Increase) decrease in accounts receivable	(4,673)	777
Increase in inventories	(9,696)	(6,981)
Decrease in current liabilities	(10,665)	(10,771)
Other	(2,188)	(2,686)
Net cash provided by operating activities	44,532	45,346

Investing Activities:
Acquisitions, net of cash acquired	(1,242)	(161,357)
Capital expenditures	(9,265)	(8,148)
Other	(6)	(136)
Net cash used in investing activities	(10,513)	(169,641)

Financing Activities:
Borrowings on revolving credit facility, net	97,000	135,000
Cash dividends paid	(116,645)	(2,526)
Acquisitions of noncontrolling interests	(16,610)	(7,616)
Excess tax benefit from stock option exercises	5,112	12,095
Distributions to noncontrolling interests	(4,457)	(5,050)
Redemptions of common stock related to stock option exercises	(2,364)	(127)
Revolving credit facility issuance costs	(570)	(3,028)
Proceeds from stock option exercises	286	275
Other	(325)	297
Net cash (used in) provided by financing activities	(38,573)	129,320

Effect of exchange rate changes on cash	(19)	(263)

Net (decrease) increase in cash and cash equivalents	(4,573)	4,762
Cash and cash equivalents at beginning of year	21,451	17,500
Cash and cash equivalents at end of period	$16,878	$22,262
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570